Exhibit 99.1

News Release

Astex Pharmaceuticals Reports 2011 Fourth Quarter and Year-End Financial Results

Reports Annual Net Income of $5.5 Million

Dacogen Royalty Revenue Increases 15% from Prior Year

Ends Year with $128 Million in Cash & Marketable Securities

DUBLIN, Calif., March 5, 2012 - Astex Pharmaceuticals, Inc. (NASDAQ: ASTX), today reported financial results for the fourth quarter and year ended December 31, 2011.

The Company reported net income for the 2011 fourth quarter of $220,000, or $0.00 per basic and diluted share, compared with net income of $6.7 million, or $0.11 per basic and diluted share, for the same prior year period.  The Company reported net income for the year ended December 31, 2011 of $5.5 million, or $0.07 per basic and diluted share, compared with net income of $16.3 million, or $0.27 per basic and diluted share, for the same prior year period.

Company Highlights of 2011 include:

•                  Dacogen® (decitabine) for Injection royalty revenue was $60.5 million for 2011 compared to $52.5 million for 2010, an increase of approximately 15% from the prior year.

•                  The Company ended 2011 with unrestricted cash, cash equivalents, and current and non-current marketable securities totaling $128.1 million compared to $120.4 million at December 31, 2010.

•                  The Company completed the acquisition of Astex Therapeutics Limited in July 2011, and the operating results of the acquisition have been consolidated in the Company’s operating results effective July 20, 2011.

•                  The Company expanded its product pipeline following the Astex acquisition to include four company-sponsored phase II programs and four partner-sponsored clinical programs.

•                  In September 2011, the Company changed its name from SuperGen, Inc. to Astex Pharmaceuticals, Inc., trading on NASDAQ with ticker symbol “ASTX.”

“In 2011 Astex Pharmaceuticals assembled all the tools necessary for spurring growth: rationalized operations, a prioritized portfolio that includes a deep clinical pipeline, a strong financial footing,  and a proven discovery engine,” said James S.J. Manuso, PhD, chairman and chief executive officer of Astex Pharmaceuticals.  “We are pleased the worldwide sales of Dacogen have continued to grow steadily.  In addition, we are initially anticipating our operational results for 2012 being near cash flow neutral. “

Dr. Harren Jhoti, president of Astex Pharmaceuticals, added, “We have much to look forward to in 2012, as we advance our discovery and development collaborations with our partners GSK, AstraZeneca, Janssen and Novartis.  Within the first half of 2012 we expect to complete the optimization of lead drug candidates arising from our internal discovery efforts.”

Dr. Mohammad Azab, chief medical officer of Astex Pharmaceuticals, commented, “New clinical data for SGI-110, our new hypomethylating agent, has been submitted for presentation at the upcoming AACR meeting, and for AT13387, our second-generation HSP90 inhibitor, at this year’s ASCO conference.  This year we will initiate an SGI-110 phase II dose expansion clinical trial in MDS/AML and a phase II program in solid tumors.  By the end of 2012, we expect several clinical-stage programs currently in phase II trials to produce clinical data.”

2011 Fourth Quarter Financial Results

Total revenues for the 2011 fourth quarter were $21.2 million compared with $15.3 million for the same prior year period.  Total revenues for the 2011 fourth quarter includes royalty revenue of $15.4 million compared with $15.2 million for the same prior year period.  Royalty revenue is earned pursuant to the license agreement entered into with MGI PHARMA (acquired by Eisai Corporation of North America in January 2008) during 2004, which granted MGI PHARMA exclusive rights to the development, manufacture, commercialization and distribution of Dacogen.  The Company generally recognizes royalty revenue when it is received.  Total revenues for the 2011 fourth quarter also include development and license revenue of $5.8 million compared with $127,000 for the same prior year period.  Development and license revenue represents both milestones earned and the amortization of deferred revenue relating to payments received pursuant to various collaborative research and license arrangements.  Development and license revenue for the 2011 fourth quarter includes multiple milestones earned of $4.4 million related to our GSK collaboration while there were no milestones earned for the same prior year period.

Total operating expenses for the 2011 fourth quarter were $21.9 million, compared with $8.8 million for the same prior year period.  The primary reasons for the increase in total operating expenses for the 2011 fourth quarter compared with the same prior year period are the consolidation of research and development and general and administrative costs related to the acquisition of Astex Therapeutics Limited effective July 20, 2011; increased research and development activities from product development and clinical trial programs associated with SGI-110, AT13387, and amuvatinib; amortization of intangible assets and impairment charge; severance costs related to a reduction in force; and an increase in stock-based compensation expense. A non-cash charge for amortization of intangible assets including an impairment charge was $3.0 million for the 2011 fourth quarter while there was no similar amortization expense or impairment charge for the same prior year period.  Severance costs associated with a reduction in force were $216,000 for the 2011 fourth quarter while there were no severance costs for the same prior year period.  Stock-based compensation expense, a non-cash expense that is included in operating expenses, was $769,000 for the 2011 fourth quarter, compared with $183,000 for the same prior year period.

The Company reported net income for the 2011 fourth quarter of $220,000, or $0.00 per basic and diluted share, compared with net income of $6.7 million, or $0.11 per basic and diluted share, for the same prior year period.  The net income for the 2011 fourth quarter includes an income tax benefit of $986,000 compared with an income tax provision of $26,000 for the same prior year period.  The income tax benefit for the 2011 fourth quarter was primarily due to the recognition of a tax benefit associated with the amortization of deferred tax liabilities resulting from the acquisition and a foreign research and development tax credit related to the UK subsidiary.

2011 Year-End Financial Results

Total revenues for 2011 were $66.9 million compared with $53.0 million for the same prior year period.  Total revenues for 2011 includes royalty revenue of $60.5 million compared with $52.5 million for the same prior year period.  Total revenues for 2011 also include development and license revenue of $6.4 million compared with $509,000 for the same prior year period.  Development and license revenue represents both milestones earned and the amortization of deferred revenue relating to payments received pursuant to various collaborative research and license arrangements.  Development and license revenue for 2011 includes multiple milestones earned of $4.4 million related to our GSK collaboration while there were no milestones earned for the same prior year period.

Excluding the gain on sale of products, total operating expenses for 2011 were $65.2 million compared with $37.8 million for the same prior year period.  The primary reasons for the increase in total operating expenses for 2011 compared with the same prior year period are the consolidation of research and development and general and administrative costs related to the acquisition of Astex Therapeutics Limited effective July 20, 2011; increased research and development activities from product development and clinical trial programs associated with SGI-110, AT13387, and amuvatinib; amortization of intangible assets and impairment charge; incremental transaction costs associated with the acquisition; severance costs related to a reduction in force; and an increase in stock-based compensation expense.  Approximately $3.5 million of transaction costs associated with the acquisition were charged to general and administrative expenses during 2011.  A non-cash charge for amortization of intangible assets including an impairment charge was $4.5 million for 2011 while there was no similar amortization expense or impairment charge for the same prior year period.  Severance costs associated with a reduction in force were $995,000 for 2011 while there were no severance costs for the same prior year period.  Stock-based compensation expense, a non-cash expense that is included in operating expenses, was $3.1 million for 2011 compared with $1.4 million for the same prior year period.

The gain on sale of products for 2011 was $700,000 compared with $750,000 for the same prior year period.  The gain on sale of products relates to the receipt of additional contractual payments resulting from the 2007 sale of the worldwide rights for Nipent® (pentostatin for injection) to Mayne Pharma (acquired by Hospira, Inc. in February 2007).

The Company reported net income for 2011 of $5.5 million, or $0.07 per basic and diluted share, compared with net income of $16.3 million, or $0.27 per basic and diluted share, for the same prior year period.  Net income for 2011 included in other expenses a net foreign currency transaction loss of $422,000 while there was no similar loss for the same prior year period.  Net income for 2011 includes an income tax benefit of $3.3 million compared with an income tax provision of $39,000 for the same prior year period.  The income tax benefit for 2011 was primarily due to the recognition of a tax benefit associated with the amortization of deferred tax liabilities resulting from the acquisition and a foreign research and development tax credit related to the UK subsidiary.

Financial Position

As of December 31, 2011, the Company had $128.1 million in unrestricted cash, cash equivalents, and current and non-current marketable securities compared to $120.4 million at December 31, 2010.

Operational Highlights

In 2012 the Company will learn the outcomes of our Dacogen partner Eisai’s supplemental New Drug Application (sNDA) and Marketing Authorization Application (MAA) submissions to the U.S. Food and Drug Administration (FDA) and European Medicines Agency (EMA), respectively, seeking approval for Dacogen in the elderly acute myeloid leukemia (AML) indication.  Eisai was advised that the PDUFA date for the sNDA is March 6, 2012.  It is expected that the EMA will determine the outcome of the MAA, filed by Janssen-Cilag International NV, within the second half of 2012.

The FDA’s Oncologic Drugs Advisory Committee (ODAC) voted 10 to 3 with one person abstaining that data in the sNDA for Dacogen did not support a favorable benefit-risk profile for the treatment of AML in adults 65 years of age or older who are not considered candidates for induction therapy.  The FDA has the option of seeking the advice of its advisory committees when it is reviewing a new drug application, although it is not obliged to follow the committee’s recommendation.

Astex’s pipeline products continue to advance favorably in the clinic.  Four products in or entering phase II trials are expected to produce data from clinical proof of concept trials in the next 12  months including AT13387, SGI-110, and amuvatinib.  In addition, new phase II clinical proof of concept trials are expected to be initiated in the second half of 2012 for AT13387 and SGI-110 in solid tumors.

Among our partnered programs, AstraZeneca commenced a phase I study of AZD3839, a clinical candidate selected in October 2010 and derived from the collaborative program on beta-secretase - a key enzyme implicated in the progression of Alzheimer’s disease. Janssen Pharmaceutica NV selected a development candidate from the collaborative drug discovery program aimed at identifying novel, small molecule inhibitors of Fibroblast Growth Factor Receptor (FGFR), for the treatment of cancer.

2012 Financial Guidance

The initial financial guidance for 2012 is as follows:

•                  Royalty revenue for Dacogen is expected to increase up to 10% from the prior year to a range from $64 million to $67 million.

•                  Development and license revenue is estimated at $1.4 million and represents the recognition of deferred revenue relating to prior payments received pursuant to a research and license agreement with GSK.

•                  The last remaining payment of $700,000 related to the sale of Nipent to Hospira to be classified as gain on sale of products is expected to be received during 2012.

•                  Research and development expenses are expected to increase from the prior year to a range from $62 million to $67 million.

•                  Amortization of intangible assets, a non-cash charge, is estimated at $7.6 million.

•                  General and administrative expenses are expected to decrease from the prior year to a range from $14 million to $15 million.

•                  An estimated income tax benefit associated primarily with the amortization of deferred tax liabilities resulting from the acquisition and a foreign research and development tax credit related to the UK subsidiary is anticipated to be in a range from $4 million to $5 million for the year.

•                  A net loss is forecasted in a range from $13 million to $15 million for the year.

•                  In addition to the amortization of intangible assets included in total operating expenses are other recurring non-cash operating charges such as stock-based compensation expense and depreciation estimated at $3.5 million for the year.

•                  Average annual shares outstanding are expected to be approximately 93 million common shares.

Conference Call Information

Astex Pharmaceuticals will host a conference call to discuss the 2011 fourth quarter and year-end financial results today at 1:30 p.m. PT / 4:30 p.m. ET.  A live webcast of the conference call is accessible via the investor relations section of the Company’s website at http://www.astx.com.  A webcast replay of the conference call will be available for 30 days.

About Astex Pharmaceuticals

Astex Pharmaceuticals is dedicated to the discovery and development of novel small molecule therapeutics with a focus on oncology.  The Company is developing a proprietary pipeline of novel therapies and is creating de-risked products for partnership with leading pharmaceutical companies.  Astex Pharmaceuticals developed Dacogen and receives significant royalties on global sales.

For more information about Astex Pharmaceuticals, Inc., please visit http://www.astx.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby.  Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties.  These forward-looking statements include, but are not limited to, statements regarding the continued growth of worldwide sales of Dacogen, expectations regarding the completion of drug candidate optimization and advancement of drug candidates in the clinic; expectations regarding our clinical trials including the production of clinical data from these trials; expectations regarding the anticipated generation of shareholder value as a result of the acquisition of Astex Therapeutics Limited and the ability of the combined company to expand and develop the Company’s pipeline of products in the years ahead; the Company’s ability to develop the current and future pipeline into commercially viable drugs;  the expectations regarding our clinical trials including the timing of clinical proof of concept data from these trials; the progress of our collaborations with strategic partners and other programs added through the acquisition; the sufficiency of our operating cash to fund our development initiatives this year and thereafter; expectations about increases in royalty revenue; expectations regarding research and development expenses and general and administrative expenses; expectations regarding development and license revenue, and gains from sales of products from the previous sale of our commercial business; estimates of 2012 net losses and anticipated tax benefits; statements about expected losses or profitability; estimates about the amortization of intangible assets, estimates of non-cash stock-based compensation and other recurring non-cash items; and expectations regarding Eisai’s and Janssen’s plans for Dacogen including with respect to submissions to the FDA and EMA.  Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, but are not limited to: the ability of Eisai and Janssen to generate global sales of Dacogen; the outcomes of the on-going clinical trials; risks and uncertainties related to the achievement of developmental milestones with respect to the compounds in development; the research and development of amuvatinib, AT13387, SGI-110, and other programs added by the acquisition; the decision by certain strategic partners whether or not to license and then develop and commercialize the products that are the subject of our collaboration with them and whether any of those products will be commercially successful; the outcome of Eisai’s and Janssen’s examination of Dacogen clinical trial data and the submission of US and European regulatory filings; and the risks and uncertainties associated with the post-merger company.  In general, our future success is dependent upon numerous factors, including our ability to generate pre-clinical development candidates for selection into clinical testing, obtaining regulatory approval of product development programs, conducting and completing clinical trials, obtaining regulatory approval of our products and product candidates, our ability to successfully partner with leading pharmaceutical companies, and creating opportunities for future commercialization of compounds.  Our future revenue and operating and net loss or income could be worse than anticipated if demand for our products is less than expected, if our partnerships and collaborations with other parties are not successful, or if the introductions of new products are delayed, for any reason, including regulatory delay.  References made to the discussion of risk factors are detailed in the Company’s filings with the Securities and Exchange Commission including reports on its most recently filed Form 10-K and Form 10-Q.  These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Timothy L. Enns Astex Pharmaceuticals, Inc. Senior Vice President Corporate Communications & Marketing Tel: (925) 560-2810 E-mail: tim.enns@astx.com	Susanna Chau Astex Pharmaceuticals, Inc. Manager Investor Relations Tel: (925) 560-2845 E-mail: susanna.chau@astx.com

Alan Roemer The Trout Group Managing Director Tel: (646) 378-2945 E-mail: aroemer@troutgroup.com	Melanie Toyne-Sewell (Europe) Rebecca Skye Dietrich (US) College Hill Tel: +44 20 7866 7866 Tel: (857) 241-0795 E-mail: astex@collegehill.com

Condensed Consolidated Statements of Operations and Balance Sheets to follow

ASTEX PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenues:
Royalty revenue	$15,371	$15,157	$60,519	$52,463
Development and license revenue	5,833	127	6,395	509
Total revenues	21,204	15,284	66,914	52,972

Operating expenses:
Research and development	14,365	6,528	43,895	28,394
General and administrative	4,595	2,320	16,842	9,442
Amortization of intangibles and impairment charge	2,980	—	4,465	—
Gain on sale of products	—	(50)	(700)	(750)
Total operating expenses	21,940	8,798	64,502	37,086

Income (loss) from operations	(736)	6,486	2,412	15,886

Interest income	72	42	226	182
Other income (expense)	(102)	244	(384)	244
Income (loss) before income taxes	(766)	6,772	2,254	16,312

Income tax benefit (provision)	986	(26)	3,288	(39)

Net income	$220	$6,746	$5,542	$16,273
Net income per common share:
Basic	$0.00	$0.11	$0.07	$0.27
Diluted	$0.00	$0.11	$0.07	$0.27
Weighted average shares outstanding:
Basic	92,930	60,334	75,072	60,287
Diluted	93,382	60,771	75,751	60,635

ASTEX PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,	December 31,
	2011	2010

ASSETS

Current assets:
Cash and cash equivalents	$39,788	$25,554
Marketable securities	86,444	89,699
Accounts receivable	5,189	615
Income tax receivable	2,963	40
Prepaid expenses and other current assets	2,186	715
Total current assets	136,570	116,623

Marketable securities, non-current	1,819	5,124
Property, plant and equipment, net	7,013	3,932
Goodwill	45,980	731
Other intangible assets, net	84,611	—
Restricted cash	—	2,134
Other assets	554	554
Total assets	$276,547	$129,098

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$7,529	$1,198
Accrued compensation	5,324	3,556
Other accrued liabilities	613	794
Deferred acquisition consideration	17,353	—
Deferred tax liability	3,342	—
Deferred revenue	509	509
Total current liabilities	34,670	6,057

Warrant liability	187	—
Deferred acquisition consideration, non-current	11,624	—
Deferred tax liability, non-current	9,144	—
Deferred revenue, non-current	921	1,429
Total liabilities	56,546	7,486

Total stockholders’ equity	220,001	121,612
Total liabilities and stockholders’ equity	$276,547	$129,098